Exhibit 3.1

AMENDMENT NO. 1 TO THE

ARTICLES SUPPLEMENTARY

OF

JERNIGAN CAPITAL, INC.

DESIGNATING THE RIGHTS AND PREFERENCES

 OF THE

 SERIES A PREFERRED STOCK

Jernigan Capital, Inc., a corporation organized and existing under the laws of the state of Maryland (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Article VI of the Articles of Amendment and Restatement of the Corporation (the “Charter”), as filed with the SDAT, authorizes the issuance of 600,000,000 shares of stock of the Corporation, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). The Charter expressly authorizes the board of directors of the Corporation (the “Board”) to classify any unissued shares of Preferred Stock from time to time into one or more classes or series of stock and to set the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Preferred Stock constituting such class or series.

SECOND: The Articles Supplementary for the Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) were filed with, and accepted for record by, the SDAT on July 27, 2016 (the “Articles Supplementary”).

THIRD: The following amendment to the Articles Supplementary as set forth below has been duly advised by the Board and approved by the stockholders of the Corporation as required by law.

FOURTH: There has been no change in the authorized stock of the Corporation or the aggregate par value thereof effected by the following amendment to the Articles Supplementary as set forth below.

FIFTH: Paragraph (c)(2) of Article SECOND of the Articles Supplementary is hereby amended by adding the following language immediately after the last sentence of the first clause of such Paragraph (c)(2), which sentence states “The value of any Aggregate Stock Dividend that cannot be paid because of the application of the foregoing limitation shall be paid by the Corporation in cash.”:

“Notwithstanding the first clause and first full sentence of this Paragraph (c)(2) above to the contrary, for the fiscal quarters beginning with the fiscal quarter ending March 31, 2018 through and including the fiscal quarter ending June 30, 2021, the following provision shall apply with respect to the computation and payment of the Aggregate Stock Dividend:

For the first three (3) fiscal quarters of the fiscal years 2018, 2019 and 2020 and for the first fiscal quarter of 2021, the Corporation shall declare and pay an Aggregate Stock Dividend equal to $2,125,000 (the “Target Stock Dividend”). For the last fiscal quarter of each of 2018, 2019 and 2020 and for the second fiscal quarter of 2021, the Corporation shall compute the cumulative Aggregate Stock Dividend for all periods after December 31, 2017 through the end of such fiscal quarter in accordance with the first clause and first sentence of this Paragraph (c)(2) (the “Computed Stock Dividend”) and shall declare and pay for such quarter an Aggregate Stock Dividend equal to the greater of the Target Stock Dividend or the Computed Stock Dividend minus the sum of all Aggregate Stock Dividends declared and paid for all fiscal quarters after December 31, 2017 and before the fiscal quarter for which such payment is computed, in each case subject to the Cumulative Cap.”

SIXTH: This Amendment No. 1 to the Articles Supplementary shall be effective at the time the SDAT accepts this Amendment No. 1 to the Articles Supplementary for record.

SEVENTH: The undersigned officer of the Corporation acknowledges this Amendment No. 1 to the Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to the Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board of Directors and Chief Executive Officer and attested to by its Senior Vice President, Chief Financial Officer and Treasurer on this 25th day of January, 2018.

ATTEST:	JERNIGAN CAPITAL, INC.

/s/ Kelly Luttrell	/s/ Dean Jernigan
Name: Kelly Luttrell	Name: Dean Jernigan
Title: Senior Vice President, Chief Financial Officer and Treasurer	Title: Chairman of the Board of Directors and Chief Executive Officer